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                                                                    EXHIBIT 23.1

                CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Mohawk Industries, Inc.:

   We consent to the incorporation by reference in the registration statement on Form S-8 of Mohawk Industries, Inc. of our report dated February 7, 1997, relating to the consolidated balance sheets of Mohawk Industries, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, and related schedules, which report appears in the December 31, 1996 annual report on Form 10-K of Mohawk Industries, Inc. Our report refers to a change of accounting for impairment of long-lived assets and for long-lived assets to be disposed of in 1995.

                                   KPMG PEAT MARWICK LLP

Atlanta, Georgia
March 3, 1997



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